UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 14, 2005

INTRALASE CORP.

(Exact name of registrant as specified in its charter)

Delaware	000-50939	38-3380954
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3 Morgan, Irvine CA	92618
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (949) 859-5230

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement

See description under Item 5.02 below.

Item 5.02. Appointment of Principal Officers.

On February 14, 2005, IntraLase Corp. appointed Mr. James Lightman to the position of Senior Vice President and General Counsel. Mr. Lightman will oversee and be responsible for the legal affairs of IntraLase.

From December 2004 to January 2005, Mr. Lightman, 47, was the Vice President, Finance and Administration and General Counsel at Amicore, Inc., which provides software and services to physicians. From May 2002 to December 2004, Mr. Lightman was Vice President and General Counsel at Amicore, Inc. From January 2001 to May 2002, Mr. Lightman was Vice President, General Counsel and Secretary at Zaiq Technologies, Inc., a semiconductor design engineering solutions firm. From January 2000 through December 2000, Mr. Lightman was Senior Vice President, General Counsel and Clerk for Summit Autonomous, Inc., a global medical products company that was acquired by Alcon, Inc. in October 2000.

Mr. Lightman earned his law degree, cum laude, from Boston University School of Law and his BS, magna cum laude, from Boston University School of Management.

Mr. Lightman’s employment is governed by an employment letter agreement dated December 23, 2004. Under his agreement, he is entitled to receive a base salary of approximately $225,000 per year. Mr. Lightman is also eligible to receive an annual target bonus of thirty five percent (35%) of his then-current base salary, which shall be paid based upon IntraLase’s performance as measured against certain predetermined goals for each fiscal year under the 2005 IntraLase Executive Incentive Compensation Plan. He also will receive a one time signing bonus of $25,000.

In addition:

•	If Mr. Lightman moves his primary residence from Boston, Massachusetts to Orange County, California IntraLase will pay for some of his costs associated with selling his home in Massachusetts and moving to California, not to exceed $125,000, inclusive of any gross-up of such costs deemed taxable by the Internal Revenue Service.

•	Upon joining IntraLase and the approval of the board of directors, Mr. Lightman will be granted options to purchase 229,740 shares of IntraLase common stock at an exercise price equal to the then-current fair market value of IntraLase common stock.

•	Mr. Lightman also will be entitled to certain severance benefits, as discussed below.

•	Mr. Lightman is eligible to participate in any and all other plans providing general benefits for IntraLase employees including, without limitation, life, medical, dental and 401(k) savings plans.

Concurrent with the execution of his employment agreement, Mr. Lightman will enter into a change of control agreement. This agreement provides that after IntraLase begins any effort to sell itself and prior to a change of control (as defined below) or twelve months following or otherwise in connection with a change of control, if IntraLase terminates his employment without cause, or if he quits for good reason, IntraLase will pay him the following as severance:

•	a cash amount equal to 200% of the sum of (a) his then-current annual base salary subject to possible adjustment if his salary was lowered in the prior 60 days, plus (b) his target bonus for the then-current year or for the year immediately prior to the change of control, whichever is higher. These payments are in addition to and not in lieu of salary and bonus for the current year that has been earned but not yet paid;

•	until the earlier of two years from the date of termination or the date he starts a new job with substantially similar benefits, whichever is earlier, IntraLase will provide him with any medical, dental, disability, life insurance and automobile reimbursement benefits and other perquisites in effect for him at the time of termination, subject to possible adjustment if benefits were lowered within the past 60 days;

•	following such time period of payment of benefits, IntraLase will permit him to elect to continue his medical and dental benefits under COBRA, which election shall be made at the time of termination and paid by IntraLase for the period provided herein;

•	all IntraLase stock options then held by him will become exercisable and remain exercisable for the life of the options; and

•	IntraLase will continue to manage its Non-Qualified Executive Deferred Compensation Plan during the full period that he has elected to receive benefits under such plan. An election to commence payments thereunder shall occur upon his retirement from full-time employment with any employer or age 65, whichever is earlier.

•	If Mr. Lightman is terminated without cause or he leaves for good reason, other than in connection with a change of control, he will receive the severance benefits set forth in his change of control agreement except that the severance payment will be equal to one year’s base salary and the period for extension of his benefits will be limited to one year.

If and to the extent that any payments in the context of a change of control are made to Mr. Lightman and exceed three times the average of his W-2 compensation for the five years preceding the change of control, the payments or benefits will be subject to the excise tax imposed by Section 4999 and the nondeductibility provisions imposed by Section 280G of the Internal Revenue Code. In such circumstances IntraLase will make a gross-up payment to him to compensate him for all taxes imposed under Section 4999 and IntraLase will not be permitted to deduct from IntraLase’s taxes the full amount of the compensation paid to Mr. Lightman.

In Mr. Lightman’s change of control agreement, the term “change of control” means one or more of the following:

•	any person becomes the owner of at least 50% of IntraLase’s common stock;

•	if individuals who constitute IntraLase’s board of directors as of the date of the Change of Control Agreement cease to be at least a majority of the board, unless the new directors are approved by at least a majority of the directors in office at the time this agreement is signed, subject to limited exceptions;

•	there is a reorganization, merger, consolidation or similar transaction that will transfer ownership of more than 50% of IntraLase’s outstanding common stock or result in the issuance of new shares of IntraLase common stock in an amount equal to more than 50% of the amount of common stock outstanding immediately prior to such issuance; or

•	IntraLase is liquidated, dissolved or sells substantially all of its assets.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTRALASE CORP.
February 18, 2005

/s/ Shelley B. Thunen
Shelley B. Thunen
Executive Vice President and Chief Financial Officer